UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 18, 2020

ZIOPHARM Oncology, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33038	84-1475642
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of Principal Executive Offices)	(Zip Code)

(617) 259-1970

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2020, the Board of Directors, or the Board, of Ziopharm Oncology, Inc., or the Company, appointed J. Kevin Buchi as a member of the Company’s Board and as Chair of the Board’s Audit Committee, effective immediately. Mr. Buchi will serve as a director until the Company’s 2021 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier death, resignation or removal. Mr. Buchi fills the vacancy on the Board created by the resignation of Douglas Pagán, who resigned from the Board and the Board’s Audit Committee, effective September 18, 2020. Mr. Pagán’s decision to resign was not due to any disagreement with the Company’s operations, policies or practices.

Mr. Buchi, 65, served as Chief Executive Officer and a director of Biospecifics Technologies Corp. from October 2019 until April 2020. Mr. Buchi served as Impax Laboratories, LLC’s Interim President and Chief Executive Officer from December 2016 until March 2017 and as a member of the Impax Board of Directors from November 2016 until the completion of the combination of Impax and Amneal Pharmaceuticals. Mr. Buchi served as President and Chief Executive Officer of TetraLogic Pharmaceuticals from August 2013 to December 2016. Before TetraLogic, he served as Corporate Vice President of Global Branded Products at Teva Pharmaceutical Industries Limited from 2011 to May 2012. Mr. Buchi was Chief Executive Officer of Cephalon, Inc., which was acquired by Teva Pharmaceutical Industries Limited in October 2011. Mr. Buchi has served as a member of the Board of Directors of Dicerna Pharmaeuticals, Inc. since August 2018 and was appointed Chairman of its Board of Directors in January 2019. In addition, Mr. Buchi currently serves as a director of Amneal Pharmaceuticals Inc. and Benitec Biopharma Ltd. Mr. Buchi previously served on the Board of Directors of EPIRUS Biopharmaceuticals, Inc. from June 2013 to July 2016, Alexza Pharmaceuticals, Inc. from January 2013 to June 2016, Forward Pharma A/S from December 2012 to May 2016, and Stemline Therapeutics, Inc. from March 2012 to May 2016. Mr. Buchi received his B.A. degree in Chemistry from Cornell University and a Masters of Management degree from the J.L. Kellogg Graduate School of Management, Northwestern University.

Mr. Buchi will be compensated in accordance with the Company’s standard compensation arrangements for non-employee directors, which are described in greater detail in the Company’s definitive proxy statement on Schedule 14A relating to its 2020 Annual Meeting of Stockholders, which was filed with the Securities and Exchange Commission, or the Commission, on May 18, 2020.

In connection with his appointment, the Company will enter into its standard form of indemnity agreement with Mr. Buchi, the form of which was filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 31, 2013. Mr. Buchi was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person.

On September 22, 2020, the Company issued a press release announcing Mr. Pagán’s resignation and the appointment of Mr. Buchi to the Board. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 21, 2020, the Board approved an amendment to the Company’s amended and restated bylaws, or the Amended Bylaws, to amend Article 7 to add a new Section 7.8 under Article 7 which provides that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or under certain circumstances, any state court located within the State of Delaware or the federal district court for the District of Delaware, shall be the exclusive forum for specified claims or causes of action under Delaware statutory or common law, and the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

The foregoing summary description of the Amended Bylaws is qualified in its entirety by reference to the marked copy of the Bylaws, which are filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Bylaws, dated September 21, 2020.

99.1	Press release dated September 22, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIOPHARM ONCOLOGY, INC.

	By:	/s/ Robert Hadfield
Date: September 22, 2020	Name:	Robert Hadfield
	Title:	General Counsel and Secretary